                                                                  Exhibit 10.121


                        AGREEMENT OF SALE AND PURCHASE

                                   BETWEEN

                             527 MADISON HOLDINGS

                                  as Seller

                                     AND

                         CORNERSTONE PROPERTIES INC.

                                 as Purchaser

                                PERTAINING TO

                    527 MADISON AVENUE, NEW YORK, NEW YORK
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                              TABLE OF CONTENTS

                                                                          Page
                                                                          ----

                                       I.

                           Sale and Purchase; Property

      1.01  Sale and Purchase................................................1
      1.02  License of Excluded Property.....................................2

                                       II.

                                  Consideration

      2.01  Purchase Price...................................................3
      2.02  Deposit..........................................................3

                                      III.

           Inspection; Representations, Operating Covenants; Estoppels

      3.01  Inspection.......................................................3
      3.02  Document Review..................................................4
      3.03  Inspection Obligations...........................................4
      3.04  Right of Termination.............................................5
      3.05  Property Conveyed "AS IS"........................................5
      3.05  Seller's and Purchaser's Representations.........................6
      3.06  Interim Operating Covenants.....................................10
      3.07  Estoppel Certificates...........................................11
      3.08  Contracts.......................................................11
      3.09  Existing Mortgage Notes and Mortgages...........................12
      3.10  Hokkaido Lease..................................................12

                                       IV.

                                     Survey

      4.01  Survey..........................................................13

                                       V.

                                      Title

      5.01  Title...........................................................13

                                       VI.

                                    Remedies

      6.01  Seller's Remedies...............................................14
      6.02  Purchaser's Remedies............................................14
      6.03  Legal Fees......................................................15


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                                      VII.

                                     Closing

      7.01  Closing Date....................................................15
      7.02  Closing Matters.................................................15
      7.03  Closing Costs...................................................19
      7.04  Brokerage Commissions...........................................19
      7.05  Property Management Agreement...................................19

                                      VIII.

                                  Condemnation

      8.01  Condemnation....................................................20

                                       IX.

                                  Risk of Loss

      9.01  Risk of Loss....................................................20
      9.02  Material Loss...................................................21
      9.03  Nonmaterial Loss................................................21
      9.04  Completion of Repairs...........................................22
      9.05  Postponement of Closing.........................................22

                                       X.

                                  Miscellaneous

      10.01  Entire Agreement...............................................22
      10.02  Agreement Binding on Parties...................................22
      10.03  Effective Date.................................................22
      10.04  Notice.........................................................22
      10.05  Time of the Essence............................................24
      10.06  Governing Law..................................................24
      10.07  Section Headings...............................................24
      10.08  Business Days..................................................24
      10.09  No Recordation.................................................24
      10.10  Multiple Counterparts..........................................24
      10.11  Severability...................................................24
      10.12  Guaranty.......................................................24


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

EXHIBITS

Exhibit "A" -     Legal Description
Exhibit "B" -     List of Excluded Personalty
Exhibit "C" -     Escrow Agreement
Exhibit "D" -     Documents for Purchaser's Review
Exhibit "E" -     Leasing Commissions
Exhibit "F" -     Tenant Delinquencies
Exhibit "G" -     Rent Roll
Exhibit "H" -     Form of Tenant Estoppel
Exhibit "I" -     Tax Reduction Proceedings

                         AGREEMENT OF SALE AND PURCHASE

                                       FOR

                     527 MADISON AVENUE, NEW YORK, NEW YORK

            THIS AGREEMENT OF SALE AND PURCHASE ("Agreement") is made on this 22nd day of January, 1997 by and between 527 MADISON HOLDINGS, a New York general partnership ("Seller"), and CORNERSTONE PROPERTIES INC., a Nevada corporation ("Purchaser"), and is as follows:

                                   WITNESSETH:

            WHEREAS, Seller desires to sell and Purchaser desires to purchase the property described in Section 1.01 below, on the terms and conditions hereinafter set forth:

            NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. the parties hereto agree as follows:

                                       I.

                           Sale and Purchase; Property

            1.01 Sale and Purchase. Seller agrees to sell and convey unto Purchaser, and Purchaser agrees to purchase and accept from Seller, for the price and subject to the terms, covenants, conditions and provisions herein set forth, the following:

            (a) All those certain plots, pieces or parcels of land (the "Land") known as Block 1289, Lot 52 and located in the borough of Manhattan, New York County, New York being more particularly described in Exhibit "A" attached hereto and incorporated herein;

            (b) All right, title and interest of Seller in and to all buildings and all other structures, improvements and fixtures (collectively, "Improvements") located in or on the Land. The Land and the Improvements are sometimes referred to herein collectively as the "Real Property" and includes, without limitation, any and all utility, plumbing, electrical, heating, air-conditioning and ventilation lines, systems, and boilers, the parking garage (the "Garage") and an office building commonly known as 527 Madison Avenue, New York, New York;

            (c) All right, title and interest, of Seller, if any, and, except as expressly provided in this Agreement, without any warranty of Seller, in and to any land lying in the bed of any street, road or access way, opened or proposed, in front of, at a side of or adjoining the Land to the centerline thereof ("Property Rights");

            (d) All right, title and interest of Seller, reversionary or otherwise. in and to all easements in or upon the Land and all other rights and appurtenances belonging or in anywise pertaining thereto, if any ("Appurtenances");

            (e) All furniture, carpeting, draperies, appliances, building supplies, equipment, machinery, inventory tools, computers, books and records and other items of personal property owned by Seller and presently affixed or attached to, placed or situated upon the Real Property and used in connection with the ownership, operation, management, leasing and occupancy of the Real Property ("Personalty"), but specifically excluding
      (i) any items of personal property owned by tenants ("Tenants") at the Improvements and (ii) the personalty listed in Exhibit B (the "Excluded Personalty");

            (f) Seller's interest as landlord in all leases ("Leases") listed in Exhibit D and all New Leases (as defined in Section 3.06) now or hereafter affecting the Real Property, together with all security deposits ("Security Deposits") of Tenants held by Seller which are not and have not been applied to amounts due under the Leases;

            (g) Seller's interest in all Contracts listed in Exhibit G and all New Contracts; and

            (h) All right, title and interest of Seller, if any, in and to all intangible and mixed property relating to the ownership or operation of the Real Property or Personalty, in each case only to the extent assignable, including, without limitation, licenses, permits, guaranties, warranties, bonds, approvals, applications, plans, drawings, specifications, surveys, maps, trade names, telephone numbers and similar property but in each case, except as expressly provided in this Agreement, without warranty ("Intangible Property"), but specifically excluding all bank accounts and cash of Seller other than the Security Deposits.

            The items described in (a) through (h) of this Section 1.01 are hereinafter collectively called the "Property".

            1.02 License of Excluded Property. Seller agrees that from and after the Closing Date, Purchaser shall have a license to use the Excluded Property in the Building for no charge; provided that (a) Purchaser shall maintain and insure the Excluded Property in such manner and amounts as reasonably requested by Seller and (b) either party may terminate the license at any time upon not less than three months' prior notice delivered not earlier than March 1, 1998. This Section 1.02 shall survive this Closing.

                                       II.

                                  Consideration

            2.01 Purchase Price. The purchase price ("Purchase Price") to be paid by Purchaser to Seller for the sale and conveyance of the Property shall be Sixty-Seven Million and No/100 Dollars ($67,000,000.00), which shall be payable to Seller on the day that the closing of the transaction contemplated hereby occurs ("Closing") by Federal Reserve wire transfer of immediately available funds to an account or accounts which shall be designated by Seller not less than two (2) business days before the Closing Date (hereinafter defined in Section 7.01), plus or minus prorations and adjustments as hereinafter provided.

            2.02 Deposit. Upon execution and delivery of this Agreement by Purchaser, Purchaser shall deposit into an escrow account with Battle Fowler, Seller's counsel, Two Million Dollars ($2,000,000) pursuant to an escrow agreement in the form of Exhibit C annexed hereto. The total down payment deposit together with all interest earned thereon (the "Deposit") shall be paid to Seller at the Closing and $2,000,000 thereof shall be credited against the Purchase Price, unless Purchaser shall have elected to terminate this Agreement pursuant to the provisions of Section 3.04 of this Agreement or the Closing shall not occur for any reason other than a default by Purchaser, in which cases, the entire Deposit shall be returned to Purchaser.

                                      III.

           Inspection; Representations, Operating Covenants; Estoppels

            3.01 Inspection. Subject to the provisions of this Section 3.01 and the rights of entry in Seller (and any limitations thereon) under applicable Leases, Seller shall and hereby does permit Purchaser and its affiliates and their respective directors, employees, investors, lenders, agents, representatives. advisors. consultants and contractors (collectively, "Purchaser Related Parties") the right to enter upon the Real Property at all reasonable times during normal business hours to inspect the Property and conduct non-invasive tests, provided that entry into any Tenant's space shall be done after business hours and, if requested by Seller, accompanied by a representative of Seller. Purchaser shall conduct such entry and inspections diligently and in good faith during the period commencing on the date hereof and ending on the day prior to the Closing Date. Purchaser shall notify Seller, in writing, of its intention, or the intention of the Purchaser Related Parties, to enter the Real Property at least twenty-four (24) hours prior to such intended entry. If Purchaser or the Purchaser Related Parties intend to conduct any physical testing or sampling of the Property, Purchaser shall describe such testing and sampling in its notice and shall obtain Seller's prior written consent thereto, which may be withheld in Seller's sole discretion. Purchaser shall bear the cost of all inspections and tests. At Seller's option, Seller or its representatives may be present for any inspection or test.

            3.02 Document Review. (a) Seller agrees to permit Purchaser and the Purchaser Related Parties, at either the office of Seller's property manager or at the Real Property (at Seller's option), the right to inspect the items set forth in Exhibit "D" attached hereto and made a part hereof or such other non-proprietary or non-confidential documents reasonably requested by Purchaser relating to the Property (collectively, "Documents"). Purchaser at its expense shall have the right to make photocopies of the Documents.

            (b) Purchaser acknowledges that any and all of the Documents may be proprietary and confidential in nature and have been or will be delivered to Purchaser or a Purchaser Related Party solely to assist Purchaser in making its decision as to the purchase of the Property. Purchaser and any Purchaser Related Party shall not disclose the contents of the Documents, or any of the provisions, terms or conditions thereof, or any other information that Purchaser or any Purchaser Related Party acquires as a result of Purchaser's due diligence or otherwise to any party other than a Purchaser Related Party. Notwithstanding the foregoing, Purchaser or any Purchaser Related Party may disclose any such information if (i) it is legally compelled to make such disclosure or (ii) such information is or becomes generally available to the public from a source other than the Purchaser Related Parties. Purchaser further agrees that as to the Purchaser Related Parties, the Documents shall be disclosed and exhibited only to those Purchaser Related Parties who have been notified of the necessity to preserve the confidentiality of such information as required herein. Purchaser further acknowledges that the Documents and other information relating to the leasing arrangements between Seller and the Tenants or prospective tenants are proprietary and confidential in nature. Purchaser agrees not to divulge the contents of such Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 3.02. In permitting the Purchaser Related Parties to review the Documents or other information to assist Purchaser, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Purchaser and the Purchaser Related Parties, for whom, by its execution of this Agreement, Purchaser is acting as an agent with regard to such waiver.

            (c) Seller shall reasonably cooperate with Purchaser so that Purchaser shall have the opportunity after February 5, 1997 (but not prior thereto) and prior to the Scheduled Closing Date to contact and meet with any and all Tenants at the Property as part of Purchaser's investigation of the Property; provided, that Purchaser shall provide not less than 24 hours' notice to Seller of its intention to meet with any Tenant and provided, further, that Seller shall have the opportunity to have its representative present at any such meeting.

            3.03 Inspection Obligations. (a) In conducting any inspections, investigations or tests of the Property and/or Documents. Purchaser and the Purchaser Related Parties shall: (i) not unreasonably disturb the Tenants or interfere with their use of the Property pursuant to their respective Leases;
(ii) not unreasonably interfere with the operation and maintenance of the Real Property; (iii) not damage any part of the Property or any personal property owned by any

Tenant or any other person or entity; (iv) not injure or otherwise cause bodily harm to Seller, the Seller Related Parties, any Tenant or any other person or entity; (v) maintain appropriate comprehensive general liability (occurrence) insurance covering any accident arising in connection with the presence of Purchaser and the Purchaser Related Parties on the Real Property; (vi) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder: and (vii) fully restore the Real Property to the condition in which the same was found before any such inspection or tests were undertaken.

            (b) Purchaser hereby agrees to indemnify, defend and hold Seller and Seller's Partners, affiliates, employees, agents and representatives (collectively, "Seller Related Parties") harmless from and against any and all liens, claims, causes of action, damages, liabilities, demands, suits, obligations, losses, penalties, costs and expenses (including reasonable attorneys' fees) arising out of Purchaser's conducting its inspections or tests of the Property or out of any violation of the provisions of this Section 3.03. Notwithstanding any provision of this Agreement to the contrary, neither the Closing nor any termination hereof shall terminate Purchaser's obligations pursuant to this Section 3.03.

            3.04 Right of Termination. If, prior to February 13, 1997 (the "Scheduled Closing Date"), Purchaser shall, for any reason, in Purchaser's sole discretion, judgment and opinion, be dissatisfied with any aspect of the Property or any item examined by Purchaser pursuant to Sections 3.01 and 3.02, Purchaser shall be entitled to terminate this Agreement by giving written notice to Seller on or before the Scheduled Closing Date, whereupon this Agreement shall terminate, and upon such termination, neither Seller nor Purchaser shall have any further obligation or liability to the other hereunder, except for the provisions of this Agreement which are expressly provided to survive termination of this Agreement (the "Termination Surviving Obligations"). If Purchaser shall fail to timely notify Seller in writing of its option to terminate this Agreement on or before the Scheduled Closing Date, the termination right described in this Section 3.04 shall be null and void.

            3.05 Property Conveyed "AS IS". (a) Disclaimer of Representations and Warranties by Seller. Notwithstanding anything contained herein to the contrary, except for the representations set forth in Sections 3.05(a) and 7.04, it is understood and agreed that Seller and the Seller Related Parties have not made and are not now making, and they specifically disclaim. any warranties, representations or guaranties of any kind or character, express or implied, oral or written, past, present or future, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (i) matters of title, (ii) environmental matters relating to the Property or any portion thereof, (iii) geological conditions, including, without limitation, subsidence or subsurface conditions, (iv) zoning to which the Property or any portion thereof may be subject, (v) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (vi) usages of adjoining Property, (vii) access to the Property or any portion thereof, (viii) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation or physical or financial condition of the Property or any portion thereof, (ix) any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (x) the presence of Hazardous Substances (hereinafter defined) in or on, under or in the vicinity of the Property, (xi) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, or (xii) the merchantability of the Property or fitness of the Property for any particular purpose (Purchaser affirming that Purchaser has not relied on Seller's skill or judgment to select or furnish the Property for any particular purpose, and that Seller makes no warranty that the Property is fit for any particular purpose).

            (b) Sale "As Is". Except for the limited representations set forth in Sections 3.05(a) and 7.04, Purchaser has not relied upon and will not rely upon, either directly or indirectly, any representation or warranty of Seller or the Seller Related Parties and acknowledges that no such representations or warranties have been made. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that it is relying solely on its own expertise and that of the Purchaser Related Parties in purchasing the Property. Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. Upon Closing, except for the limited representations set forth in Sections 3.05(a) and 7.04, Purchaser shall assume the risk that adverse matters including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Purchaser's inspections and investigations. Purchaser acknowledges and agrees that except for the limited representations set forth in Sections 3.05(a) and 7.04, upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property "AS IS, WHERE IS," with all faults. The terms and conditions of this Section 3.05 shall expressly survive the Closing and not merge with the provisions of any closing documents.

            (c) "Hazardous Substances" Defined. For purposes hereof, "Hazardous Substances" means any hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response. Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), as amended ("CERCLA"), or the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), as amended ("RCRA"), or any other federal, state or local law, ordinance, rule or regulation applicable to the Property, or any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, or any substance which contains gasoline, diesel fuel or other petroleum, hydrocarbons, polychlorinated biphenyls (pcbs), radon gas, urea formaldehyde, asbestos, lead or electromagnetic waves.

            3.05 Seller's and Purchaser's Representations. (a) The representations set forth in this Section 3.05(a) and in Section 7.04 constitute the only representations of Seller to Purchaser in connection with the sale of the Property. Seller represents to Purchaser as of the date hereof as follows:

            (i) Seller is a New York general partnership, duly formed and validly existing and in good standing under the laws of the State of New York.

            (ii) Seller has the authorization and power to execute and deliver this Agreement and to consummate the Closing contemplated hereby. Any required consents from third parties to Seller's execution and delivery of this Agreement have been obtained, except for the consent of General Electric Capital Corporation to the release of the Mortgage (as defined in Section 3.09) from the Property which Seller agrees to use reasonable efforts to obtain, and if Seller is unable to obtain such consent prior to the Closing Date, Purchaser or Seller may terminate this Agreement and Seller shall reimburse Purchaser for its reasonable, actual third-party out-of-pocket costs and expenses in conducting its due diligence but in no event to exceed $250,000 in the aggregate. Except as provided in the foregoing sentence, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein by Seller will not violate Seller's documents of formation or any other agreement, judicial decree, statute or regulation to which Seller is a party or by which it is bound.

            (iii) Seller is neither insolvent nor has it made an assignment for the benefit of its creditors, nor has it filed or had filed against it, any petition for bankruptcy or reorganization.

            (iv) The documents listed in Exhibit D include all Leases of the Property which are in effect on the date hereof. Seller has delivered to Purchaser copies of all such Leases and such copies are true, accurate and complete. The documents listed in Exhibit D include all Contracts relating to the Property in effect on the date hereof. Seller has delivered to Purchaser copies of all such Contracts and such copies are true, accurate and complete.

            (v) On the Closing Date, there will be no Contracts affecting the Property except (A) the Contracts listed in Exhibit D and any New Contracts, (B) the Leases listed in Exhibit D and any New Leases, and (C) any agreements delivered by Seller to Purchaser prior to the Closing Date which have been approved in writing by Purchaser.

            (vi) Seller has not received any written notice or citation (a "Notice"):

                  (A) From any federal, state, county or municipal authority alleging a violation of any fire, health, safety, building pollution, environmental (including, without limitation, relating to any Hazardous Substances), zoning law, regulation, permit, order or directive in respect of the Property or any part thereof, which relates to a violation which would cost more than $5,000 to correct which has not been corrected;

                  (B) From any insurance company of any material defects or
            inadequacies in the Property or any part thereof, which would materially, adversely affect the insurability of the same or of any termination or threatened termination of any policy of insurance; or

                  (C) From any governmental authority with respect to a proposed eminent domain taking of all or any portion of the Property.

            If any such Notice is received by Seller prior to Closing, Seller shall notify Purchaser promptly thereof and provide a copy of such Notice to Purchaser.

            (vii) Seller has not received any notice of the pendency of any litigation or judicial or administrative proceeding affecting Seller or the Property which is not covered by insurance and which claims damages in excess of $100,000. Seller has not with respect to the Property suffered or confessed any judgment in or before any such court, commission, agency or other administrative authority against which remains unsatisfied.

            (viii) Seller does not directly employ any employees who work at the Property.

            (ix) Except as set forth in Exhibit "E' hereto, Seller has not granted to any person the right to receive any leasing commission in connection with the extension or renewal of any Lease or in connection with the exercise by any Tenant of any expansion or extension option contained in any Lease. Neither Seller nor the Property is subject to any "protection list" or similar obligation with respect to the future leasing of the property. Except as set forth in Exhibit "F" hereto, no Tenant is delinquent in payment of any rent owed under its Lease for more than thirty (30) days.

            (x) Seller is not a party to any construction contracts for material tenant improvements to the Property or any portion thereof other than Contracts included in Exhibit D annexed hereto, and not more than $500,000 in the aggregate remains unpaid under said Contracts.

            (xi) No portion of the Property is subject to any real property or other tax abatement, reduction or phase-in program or agreement. There are no tax certiorari or tax reduction proceedings currently pending in respect of the Property except as set forth in Exhibit I.

            (xii) Attached hereto as Exhibit G is a rent roll of the Property which is true and complete in all material respects as of the date thereof. Except as set forth on Exhibit G hereto, (a) no rent has been paid by any Tenant more than thirty (30) days in advance, (b) to the best of Seller's knowledge, neither any Tenant nor Seller is in default in the performance of any material covenant, agreement or condition contained in any of the Leases, (c) Seller has not received written notice from any Tenant regarding pending or threatened offsets against rent or for any other monetary or material claim against Seller which has not been cured and no future rent concessions have been created which are not disclosed in the Leases, and
      (d) to the best of Seller's knowledge, except as provided in this Agreement with respect to any New Lease, any and all construction or improvements that were required to be performed by Seller under any Lease prior to the date hereof have been fully completed and accepted by each Tenant and all leasing commissions payable on account of any of the Leases have been fully paid, except those which may become due in connection with the exercise by any Tenant of any expansion or extension option contained in any of the Leases.

            (xiii) To the best of Seller's knowledge, all governmental approvals required for the current use of the Property have been issued and are currently in effect without violation, the Property is not under investigation for failure to comply in any material respect with any statutes, laws, ordinances, rules, regulations, orders or directives of any and all governmental agencies pertaining to the use or occupancy of the Property, and the Property is in material compliance with, and not in violation of, any applicable statutes, laws, ordinances, rules, regulations, orders or directives; provided, however, that Seller makes no representation herein with respect to compliance with the Americans with Disabilities Act or any rule, regulation or interpretation promulgated thereunder.

            (xiv) To the best of Seller's knowledge, there are no Hazardous Substances at the Property except for ordinary cleaning, landscaping, maintenance, and office supplies which are used and stored in compliance with applicable laws, and Seller has not previously used, manufactured. generated, treated, stored, disposed of, or released any Hazardous Substances on or under the Property or transported any Hazardous Substances over the Property.

            (xv) There has been no sale by Seller of any of the development rights or air rights relating to or forming a part of the Property.

            (b) Purchaser represents and warrants that:

            (i) Purchaser is a corporation, duly formed, validly existing and in good standing under the laws of the State of Nevada.

            (ii) Purchaser has the authorization and power to execute and deliver this Agreement and will on the Closing Date have the authorization and power to consummate the Closing. Any required consents from third parties to Purchaser's execution and delivery of this Agreement have been obtained. The execution and delivery of this Agreement do not, and, assuming due authorization of Purchaser, the consummation of the transactions contemplated herein by Purchaser will not, violate Purchaser's documents of formation or any other agreement, judicial decree, statute or regulation to which Purchaser is a party or by which it is bound.

            (iii) Purchaser is neither insolvent nor has it made an assignment for the benefit of its creditors, nor has it filed or had filed against it, any petition for bankruptcy or reorganization.

            (c) Conditions for Bringing a Claim for Breach of a Representation or Warranty. Where representations and warranties are made in this Agreement to the "best of Seller's knowledge", such phrase shall mean and be limited to the actual knowledge of Jeffrey Sussman, Rolland Baribeau or David Shepherd. In no event will either party be entitled to recover damages for any breach of the above representations unless such party files a lawsuit in a court of competent jurisdiction on or prior to the date which is twelve (12) months following the Closing Date. Neither party may assert a claim against the other party for breach of one or more representations or warranties unless the aggregate loss sustained by the claiming party as a result of such breach or breaches equals or exceeds $50,000. Purchaser shall not have the right to make any claim against Seller for breach of any representation or warranty by Seller if Purchaser had actual knowledge of the facts and circumstances giving rise to such breach prior to the Closing. As used herein with respect to Purchaser, the term "actual knowledge" shall mean the actual, and not constructive, knowledge of either John Moody or Francis Shields.

            (d) Changed Conditions. It shall be a condition precedent to Purchaser's obligations hereunder that the representations set forth in Section 3.06(a) be remade as of the Closing Date. If Seller shall become aware of any fact or circumstance that makes any representation of Seller untrue in any material and adverse respect, it shall disclose the same to Purchaser and, if such changed condition is material, Purchaser may, as its sole and exclusive remedy therefor, elect to terminate this Agreement and receive a return of the Deposit on or before the earlier to occur of five (5) days after Seller's notice thereof, or the Closing Date, or accept the Property and close without adjustment to the Purchase Price, in which event the applicable representation shall be deemed modified by such changed condition.

            3.06 Interim Operating Covenants. (a) Seller covenants to Purchaser that, from the date hereof until Closing, Seller shall:

            (i) Operate the Property in substantially the manner that it is presently being operated in the ordinary course of Seller's business (which shall not include any major capital improvements or repairs and shall be subject to casualty and the occurrence of force majeure events).

            (ii) Maintain its existing insurance for the Property and, subject to Articles VIII and IX hereof, keep and maintain the Property in its current condition, reasonable wear and tear excepted.

            (iii) Not enter into or record any easement, lien, covenant, or any license, permit agreement or other instrument affecting the Property or any portion thereof that would materially adversely affect the value of the Property without Purchaser's approval, not to be unreasonably withheld, and Seller shall provide Purchaser with true and complete copies thereof' within two (2) business days after execution.

            (iv) Not remove any of the Personalty owned by Seller from the Property unless such removal is due to obsolescence or for the purpose of repair.

            (v) Seller shall deliver notice to Purchaser within two (2) business days after execution thereof, but in no event later than February 10, 1997, if Seller shall enter into (A) any new lease or any amendment, modification, assignment or sublease to or of any Lease (any of the foregoing of which notice has been given to Purchaser in the manner herein required, a "New Lease") or any termination of any Lease or (B) any material extension, modification or amendment of any Contract or any material new service, maintenance or operating agreement (any of the foregoing of which notice has been given to Purchaser in the manner herein required, a "New Contract"). In the event that Seller enters into a New Contract or New Lease and Purchaser delivers notice to Seller within two
      (2) business days after receipt of Seller's notice of such New Contract or New Lease that Purchaser (i) objects to the terms of such New Contract or New Lease (and Purchaser shall be entitled to make only reasonable objections) and (ii) desires to terminate this Agreement pursuant to
      Section 3.04 as a result thereof, unless Seller shall terminate such New Lease or New Contract within five (5) business days thereafter, Seller shall be obligated to reimburse Purchaser for its reasonable actual third party, out-of-pocket costs and expenses incurred in conducting its due diligence to the date of termination of this Agreement, but in no event to exceed $250,000 in the aggregate. Seller is expressly authorized, without Purchaser's consent, to enforce all Lease obligations, including collection of rents, and is authorized, without Purchaser's consent, to compromise and settle amounts owing to Seller for periods prior to Closing and to accept the surrender or termination of a lease at the scheduled expiration of its term.

            (b) It shall be a condition precedent to Purchaser's obligations hereunder that Seller not have breached in any material respect any of the covenants set forth in Section 3.06(a).

            3.07 Estoppel Certificates. Purchaser's obligation to purchase the Property shall be subject to the receipt, by the Closing Date, of estoppel certificates in the form of Exhibit H annexed hereto and indicating no materially adverse circumstances (such as landlord defaults or Tenant options to purchase the Property) from (A) Sumitomo Trust & Banking, W.P. Stewart Co., Inc., Hill Samuel New York. Inc.. Saudi Petroleum International and the Gap, Inc., (B) any combination of Tenants whose Leases, together with the Leases in Clause (A), cover seventy-five percent (75%) of the net rentable area of the Property (exclusive of the Garage) and (C) the operator of the Garage (the "Tenant Estoppels").

            3.08 Contracts. Prior to the date of this Agreement, Seller delivered to Purchaser copies of each contract and agreement relating to the Property (including, without limitation, all service and maintenance contracts, brokerage and listing agreements, construction contracts and management agreements) (other than Leases, each, a "Contract") listed in Exhibit "D". On the Closing Date, Purchaser shall assume all Contracts on Exhibit D and all New Contracts, provided that, except as provided in Section 7.05, all management and leasing agreements for the Property shall be terminated by the Closing Date. Seller shall either terminate prior to the Closing any Contract not included in Exhibit D or which is not a New Contract, or otherwise be solely responsible for the payment of any sums due or that become due under such Contracts.

            3.09 Existing Mortgage Notes and Mortgages. Seller shall cooperate with Buyer in causing the assignment on the date of Closing to Purchaser or any lender designated by Purchaser (the "Assignee"), in consideration of $10.00 to be paid by Purchaser, of the $35,000,000 existing note and mortgage (the "Mortgage") encumbering the Property held by Property Equity Corp., a corporation the stock of which is owned by affiliates of Seller and General Electric Capital Corporation ("Assignor"), without any cost or expense to Seller or any residual risk of liability to Seller. Seller shall be entitled to receive from Purchaser twenty five percent (25%) of the amount, if any, of mortgage recording tax savings resulting from such assignment of the Mortgage if, as and when such savings are realized; provided that (i) savings shall be determined net of Purchaser's out-of-pocket costs and expenses (including reasonable legal fees) incurred in obtaining such savings, not to exceed $75,000 in the aggregate, (ii) such savings may only be realized, if at all, upon the first assignment, conversion or amendment of the Mortgage following the assignment of the Mortgage to Assignee on the Closing Date, to a lender which is not affiliated with Purchaser and (iii) if at any time after payment to Seller of its share of any savings, Purchaser is required or elects to pay, and actually pays, the mortgage recording tax which may be payable in respect of the Mortgage, then Seller shall promptly refund to Purchaser the entire payment made by Purchaser to Seller hereunder. Purchaser shall keep Seller generally apprised of its undertakings under the foregoing provisions. The provisions of this
Section 3.09 shall survive the Closing for a period of ten years.

            3.10 Hokkaido Lease. Seller represents to Purchaser that the certain Lease (the "Hokkaido Lease"), dated November 25, 1987 between Seller and The Hokkaido Bank ("Hokkaido") has been terminated prior to the date hereof and that neither party thereto has any surviving rights or obligations with respect thereto. Notwithstanding the foregoing, from and after the Closing Date, Seller shall pay to Purchaser all base rent and tax and operating expense escalation payments which would have been due by Hokkaido to Purchaser under the Hokkaido Lease had the Hokkaido Lease not been terminated prior to its stated expiration on November 24, 1997, as and when such payments would have been due under the Hokkaido Lease. In addition to the foregoing, the pro-ration of rents to be made pursuant to Section 7.01(d) shall be made as if the base rent on tax and operating expense escalation payment due under the Hokkaido Lease for the month in which the Closing occurs had been paid to Seller. In the event that Purchaser executes a lease with a tenant for all or any portion of the premises demised under the Hokkaido Lease and such tenant commences paying rent for such space prior to November 24, 1997, then Seller shall receive a credit against its obligation to make payments to Purchaser under this Section 3.10 on a dollar-for-dollar basis for the amount of base rental and operating expense escalation payments, collected by Purchaser from the new tenant for the period up to November 24, 1997. The obligations of Seller under this Section 3.10 shall survive the Closing.

            3.11 Audits. Seller has informed Purchaser that Seller has retained Ernst & Young LLP (the "Accountant") to audit Seller's 1996 financial statements (the "First Audit"). Seller shall use reasonable efforts to ensure that the Accountant completes such audit in a timely manner. Purchaser has informed Seller that Purchaser intends to engage the Accountant to audit for Purchaser's benefit, in connection with the preparation of Purchaser's regulatory filings, certain financial statements of the Property for 1996 prepared by Purchaser (the "Second Audit"). Upon request of Purchaser, in connection with the Second Audit, Seller agrees to execute and deliver a letter to the Accountant which (i) permits the Accountant to use information and data obtained from Seller in connection with the First Audit for the purpose of conducting the Second Audit and (ii) contains Seller's representations as to the accuracy and completeness of all such information and data and such other representations as are customarily delivered to accountants in connection with the auditing of financial statements. Seller shall otherwise cooperate with Purchaser and the Accountant (or any other reputable accountant retained by Purchaser) as may be reasonably requested by Purchaser in connection with the Second Audit.

                                       IV.

                                     Survey

            4.01 Survey. If Purchaser desires to obtain an update, revision or recertification of any existing survey of the Property or to obtain a new survey thereof it may do so at its sole cost and expense, but in no event will a revised or new survey be deemed to be or constitute a condition precedent to Purchaser's Performance hereunder.

                                       V.

                                      Title

            5.01 Title. (a) Purchaser shall obtain such information concerning title to the Property and a title insurance policy commitment as it shall desire at its sole cost and expense. Purchaser shall provide to Seller a copy of any title commitment which it obtains. Prior to 5:00 p.m. (New York City time) on the date seven (7) business days prior to the Closing Date, Purchaser shall advise Seller of any good faith objection to any matter affecting title to the Property or shown on any survey of the Property ("Title Objection"). Seller may, but shall not be obligated to, cure such Title Objection which has been timely made; provided, however, that Seller shall be obligated to obtain a release of any mortgage which encumbers the Property and any lien created by Seller (each, a "Required Cure Matter"). Within five (5) business days after receipt of any Title Objection that it is not obligated to cure, Seller shall notify Purchaser either that Seller shall attempt to cure such Title Objection or that Seller is unable or unwilling, to do so. If Seller elects not to cure such Title Objection, Purchaser shall be deemed to have waived all

Title Objections unless on or prior to the Closing Date, Purchaser delivers to Seller written notice terminating this Agreement. If Seller shall have notified Purchaser within said five (5) business day period that it shall attempt to cure such Title Objection, then Seller shall have an additional fifteen (15) days in which to complete such cure and the Closing Date shall be extended accordingly. If Seller is unable to complete such cure during such additional fifteen (15) day period, then at the end of such period Purchaser shall either waive such Title Objection and complete the Closing within five (5) business days thereafter or Purchaser shall notify Seller of the termination of this Agreement. Seller shall not be liable to Purchaser in the event Seller attempts but is unable to cure such Title Objection. (Those matters which Purchaser is [illegible] to take title subject to in accordance with this Agreement, "Permitted Exceptions").

            (b) It shall be a condition to Purchaser's obligation to purchase the property and consummate the Closing that the Deed convey to Purchaser good and [illegible] marketable fee simple title to the Property, subject only to Permitted Exceptions and the [illegible] of Tenants, which is insurable at standard rates by a reputable title insurance company [illegible] to do business in New York.

            (c) In the event of termination of this Agreement pursuant to Section (a), the Deposit shall be returned to Purchaser, and thereafter neither party shall have further rights or obligations hereunder, except for the Termination Surviving Obligations.

                                       VI.

                                    Remedies

            6.01 Seller's Remedies. In the event Purchaser fails to perform its [illegible] pursuant to this Agreement for any reason except the failure by Seller to perform hereunder or the failure of any condition precedent to Purchaser's obligations hereunder or Purchaser fails to terminate this Agreement in accordance with Section 3.01, Seller shall be [illegible] as its sole and exclusive remedy, to terminate this Agreement and recover the [illegible] as liquidated damages and not as a penalty, in full satisfaction of all claims against Purchaser hereunder (excluding any claim for breach of a Termination Surviving Obligation). Seller and Purchaser agree that Seller's damages resulting from Purchaser's default are difficult, if not impossible, to determine and the Deposit is a fair estimate of those damages which has been agreed to in an effort to cause the amount of said damages to be certain.

            6.02 Purchaser's Remedies. In the event (A) Seller fails to perform its obligations pursuant to this Agreement for any reason except the failure by Purchaser to perform hereunder, or (B) of a failure of any condition precedent to Purchaser's obligation to consummate the Closing, Purchaser shall elect, as its sole and exclusive remedy, either to terminate this Agreement by giving Seller timely written notice of such election prior to the Closing and recover the Deposit or (ii) enforce specific performance of this Agreement. In the event that Seller willfully and in bad faith defaults in the performance of its obligations under this Agreement, and

Purchaser is otherwise ready, willing and able to consummate the Closing, Purchaser shall, as a sole addition to its rights under clauses (i) and (ii) of the first sentence of this Section 6.02, be entitled to recover from Seller its reasonable actual third out-of-pocket costs and expenses; provided, however, in no event shall Purchaser be [illegible] to recover from Seller any amount in excess of $250,000.

            6.03 Legal Fees. In the event either party hereto employs attorneys to enforce any provisions hereof or in the event any litigation arises out of this Agreement between the parties hereto, the non-prevailing party shall pay all reasonable legal fees and [illegible] of the prevailing party incurred in connection therewith.

                                       VII

                                     Closing

            7.01 Closing Date. The Closing shall be held in the offices of counsel to Seller in New York City (or such other location as may be mutually agreed upon by Seller and Purchaser) at 10:00 A.M. on the Scheduled Closing Date (the date on which the Closing occurs being the "Closing Date"), time being of the essence.

            7.02 Closing Matters. (a) At Closing, Seller shall:

            (i) Deliver originals or certified copies of the Leases and all Contracts affecting the Real Property either at the place of Closing or by making same available at the Property;

            (ii) Deliver possession of the Property, subject only to the Permitted Exceptions and the rights of Tenants;

            (iii) To the extent available and in Seller's possession, deliver copies of all permits issued by appropriate governmental authorities and utility companies relating to the Property and other items of Intangible Property, any plans and specifications, guaranties, warranties, manuals, keys and similar items;

            (iv) Execute, acknowledge and deliver a quit claim deed ("Deed") of the Real Property;

            (v) Execute, acknowledge and deliver a bill of sale ("Bill of Sale") conveying without representation or warranty the Personalty and an instrument of assignment ("Assignment") assigning without representation or warranty, except as expressly provided herein. Seller's interest in the Leases included in Exhibit D, any New Leases, the Intangible Property, the Security Deposits, the Contracts included in Exhibit D and any New Contracts and providing that Purchaser assumes all obligations under such Leases and Contracts accruing after the Closing and that each party shall indemnify the other for losses arising out of claims based on circumstances prevailing during their respective periods of ownership of the Property;

            (vi) Deliver evidence reasonably satisfactory to Purchaser's title company of its authority to execute the Deed;

            (vii) Deliver a non-foreign entity certification;

            (viii) Deliver a notice letter to each Tenant acknowledging that Seller has conveyed its interest in the Property and Leases to Purchaser;

            (ix) Deliver evidence of the termination of the existing property management agreement and leasing agreement for the Property together with any prospect list prepared by the leasing agent in connection with such termination;

            (x) Deliver originals of all Estoppel Certificates received by Seller which were not previously furnished to Purchaser;

            (xi) Deliver transfer tax affidavits, resolutions of Seller's board of trustees authorizing the sale of the Property in accordance with this Agreement and designating those persons authorized to execute and deliver all necessary documents at Closing and an affidavit in favor of such title company in form and substance customarily delivered in connection with commercial transactions in New York City to omit from any title insurance policy issued to Purchaser or Purchaser's mortgagee exceptions for (x) parties in possession (other than with respect to Tenants under the Leases or New Leases), (y) mechanic's liens created by or through Seller and (z) and the so-called "recordation gap";

            (xii) Deliver all Security Deposits including any interest earned thereon to the extent required to be returned to any Tenant under any Lease or New Lease. If any Security Deposit is in the form of a letter of credit, Seller shall use reasonable efforts to obtain and deliver at the Closing an amendment thereto or a replacement thereof naming Purchaser as beneficiary. If any such letter of credit has not been so amended or replaced as of the Closing, at Closing Seller shall enter into an agency agreement with Purchaser reasonably acceptable to both parties pursuant to which Seller shall acknowledge that any such letter of credit is in the name of Seller as agent for Purchaser, and that Seller will, as agent for Purchaser and at Purchaser's expense, present and draw upon such letter of credit upon demand by Purchaser. The obligations of Seller with respect to such letter of credit Security Deposit shall survive the Closing;

            (xiii) Execute and deliver a management agreement pursuant to
      Section 7.05;

            (xiv) Execute and deliver a current rent roll for the Property, certified as true, correct and complete by Seller; and

            (xv) Execute and deliver the New York State Real Estate Transfer Tax and New York City Real Property Transfer Tax forms.

            (b) At Closing, Purchaser shall:

            (i) Deliver the Purchase Price (less $2,000,000 and any adjustments provided herein) by wire transfer to Seller on the Closing Date;

            (ii) Execute and deliver a management agreement pursuant to Section 7.05;

            (iii) Execute and deliver the New York State Real Estate Transfer Tax and New York City Real Property Transfer Tax forms;

            (iv) Execute and deliver such other documents as may be reasonably required by Seller or the title company including, but not limited to, a certified copy of a resolution of the board of directors, general partners or managers of Purchaser authorizing Purchaser to consummate the purchase of the Property in accordance with this Agreement and designating those persons authorized to execute and deliver all necessary documents at Closing;

            (v) Execute and deliver the Bill of Sale and the Assignment; and

            (vi) Execute and deliver the notice letters to each Tenant acknowledging that Purchaser has received and is responsible for the Security Deposits.

            (c) At Closing, Purchaser and Seller shall execute and deliver a Closing Statement setting forth the Purchase Price and all prorations, adjustments and credits thereto, and, if necessary, a post-closing agreement with respect to any adjustments based on estimates that are to be re-adjusted after Closing.

            (d) At Closing, the following items shall be prorated as of the Closing Date with all items of income and expense for the Property being borne by Purchaser for the Closing Date: rents (including base rent, operating expense and tax escalations and other additional rent); prepaid and accrued expenses (including, without limitation, utility charges, water and sewer charges, fees for licenses and permits, and the cost of fuel) and obligations under Contracts listed in Exhibit D and any New Contracts, and real and personal ad valorem and other taxes and assessments against the Property ("Ad Valorem Taxes"); provided that:

            (i) If the Ad Valorem Taxes for the 1996-1997 tax year are not known or cannot be reasonably estimated, they shall be adjusted based on an estimate obtained using the then current assessed value of the Property as of the Closing and the tax rate and multiplier reflected by the Ad Valorem Taxes due and payable in the 1995-1996 tax year. After the Ad Valorem Taxes for the year of Closing are known, adjustments will be made between the parties. The provisions of this Section 7.02(d)(i) shall survive Closing.

            (ii) From and after the Closing Date, Purchaser shall have the right to control all tax certiorari and tax reduction proceedings relating to the Property, whether for tax years prior to, on or after the Closing Date. Any tax refund or credit obtained by Purchaser (net of any costs of obtaining such refund) attributable to the period prior to the Closing Date shall be paid, first, to any Tenants entitled thereto and the balance, if any, to Seller (and with respect to any credit, the balance shall be paid to Seller when Purchaser realizes the benefit of such credit).

            (iii) Purchaser shall take all steps necessary to effectuate the transfer of all utilities to Purchaser's name as of the Closing Date, and where necessary, Purchaser shall post deposits with the utility companies. Seller shall ensure that all utility meters are read as of the Closing Date. Seller shall pay all utility charges accruing up to the Closing Date and all utilities thereafter shall be paid for by Purchaser. Seller shall be entitled to recover any and all deposits held by any utility company as of the date of Closing. To the extent Purchaser fails to provide, where required, deposits to any such utility company(s) (or to provide any other deposits with service providers) so as to prevent the timely release of Seller's deposit(s) by the utility company(s) (or such other service providers) on the Closing Date, the amount of such deposit(s) shall be credited to Seller and the Purchase Price shall be adjusted accordingly. In such event, the Seller's deposit(s) will be assigned to Purchaser who shall have rights to have the deposit(s) released to it upon satisfaction of the conditions imposed by the utility company (or such other service providers).

            (iv) Seller shall at Closing provide to Purchaser a credit for the amount of any rents paid to Seller by the Tenants for the Closing Date and periods subsequent to the Closing Date. No proration shall be made for rents delinquent as of the Closing Date (the "Delinquent Rents"). All Delinquent Rents collected on or after the Closing Date shall be allocated, first, to the then current month, next, to the month in which the Closing occurs, next, to any other delinquency after the Closing Date, and finally to any other delinquency prior to the Closing Date. Any Delinquent Rents collected by Purchaser after Closing shall be held in trust and forthwith paid by Purchaser to Seller subject to and in accordance with the foregoing allocation provision. Purchaser shall use reasonable efforts to collect such Delinquent Rents, but in no event shall Purchaser be obligated to commence legal proceedings for collection against any Tenant. All rights to pursue collection of Delinquent Rents shall vest solely in Purchaser. Purchaser shall settle all common area maintenance charges, tax reimbursements and any percentage rents based on sales for 1997 with the Tenants and (1) to the extent the Tenants are required to pay additional amounts for 1997, Purchaser shall pay to Seller its pro rata share thereof as and when received, or (2) to the extent the landlord is required to refund or credit amounts for common area maintenance charges or tax reimbursements to the Tenants. Seller shall pay to Purchaser its pro rata share thereof promptly following a request therefor (which request shall be supported by appropriate financial information). Purchaser shall provide to Seller such financial information as shall be reasonably requested by Seller to verify the items described in clauses (1) and (2) above.

            (v) The costs incurred or agreed to by Seller in securing Leases executed after the date hereof, including, without limitation, brokerage commissions (including in respect of renewals and expansions), work letter or tenant installation costs or allowances, lease takeover costs, reasonable attorneys' fees and disbursements, advertising expenses and any other tenant inducement costs (collectively, "Leasing Costs") shall be the responsibility of Purchaser. To the extent such Leasing Costs relate to Leases executed prior to the date hereof, such costs shall remain the obligation of Seller, except that Purchaser will be responsible for all leasing commissions due with respect to renewals and extensions of existing Leases first exercised after the date hereof.

            (vi) The terms of Section 7.02(d) of this Agreement shall survive the Closing.

            7.03 Closing Costs. Purchaser shall pay any title examination fees, costs of any title commitment and title policy (including any endorsements or amendments thereto or any title company inspection fees or mortgage title policy costs) and any other charge relating to title as well as any survey of the Property. Seller shall pay all transfer taxes associated with filing the Deed. Purchaser shall pay any recording fees, mortgage taxes or other similar taxes, fees or assessments, and all costs relating to inspections or tests it authorizes or conducts. Except as otherwise provided in Section 6.03 and 7.04, each party shall be responsible for the payment of its own attorneys' fees incurred in connection with the transaction that is the subject of this Agreement.

            7.04 Brokerage Commissions. Purchaser agrees to pay to Edward S. Gordon Company ("Purchaser's Broker") a brokerage commission at Closing pursuant to a separate agreement between Purchaser and Purchaser's Broker. Other than Purchaser's Broker, Seller and Purchaser each represent and warrant to the other that it has not dealt with any broker in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys' fees and litigation costs) arising as a result of such claims and shall survive the Closing. Purchaser shall indemnify and hold Seller harmless against the payment of the commissions due to Purchaser's Broker.

            7.05 Property Management Agreement. At the Closing, Seller and Purchaser will enter into a management agreement pursuant to which Seller or an affiliate of Seller will be designated as the property manager and leasing agent for the property. The management agreement will be cancellable by either party with or without cause on 30 days prior notice; provided that Purchaser shall not exercise its right to cancel the agreement without cause at any time prior to 120 days after the Closing Date. The management agreement shall be based on Purchaser's standard form thereof (provided same is generally on market terms and in customary form) and shall otherwise be on market terms and subject to market conditions.

                                      VIII.

                                  Condemnation

            8.01 Condemnation. If, prior to Closing, any governmental authority or other entity having condemnation authority shall institute an eminent domain proceeding with regard to all or any material portion of the Real Property, Seller shall give prompt notice of same to Purchaser. If such proceedings are not dismissed on or before ten (10) business days prior to Closing, Purchaser shall be entitled, as its sole and exclusive remedy, to terminate this Agreement upon written notice to Seller on or before the Closing Date. In the event Purchaser does not terminate this Agreement pursuant to the preceding sentence, Purchaser shall be conclusively deemed to have elected to accept such condemnation and waives any right to terminate this Agreement as a result thereof. Notwithstanding anything to the contrary herein, if any eminent domain proceeding is instituted solely for the taking of any subsurface rights for utility easements or for any right-of-way easement. and the surface [illegible], after such taking, be used in substantially the same manner as though such rights had not been taken. Purchaser shall not be entitled to terminate this Agreement as to any part of the Real Property, but any award resulting therefrom shall be assigned to Purchaser at Closing and shall be the exclusive property of Purchaser upon Closing. In the event Purchaser elects to terminate this Agreement under this Section 8.01, the Deposit shall be returned to Purchaser in accordance with Section 6.04 and neither party to this Agreement shall thereafter have any further rights or obligations hereunder, except the Termination Surviving Obligations. If Purchaser waives (or is deemed to have waived) the right to terminate this Agreement as a result of such a condemnation, despite such condemnation Seller and Purchaser shall close this Agreement in accordance with the terms hereof with no reduction in the Purchase Price, and Seller shall assign to Purchaser at Closing all of Seller's right, title and interest in and to all proceeds resulting or to result from said condemnation.

                                       IX.

                                  Risk of Loss

            9.01 Risk of Loss. If, prior to the Closing, any of the Improvements shall be damaged by a fire or other casualty ("Casualty"), Seller shall deliver to Purchaser written notice ("Casualty Loss Notice") of such Casualty promptly after it has made its termination determination provided for in Section 9.02 hereof.

            9.02 Material Loss. For the purposes of this Section 9.02, "Material Damage" shall mean damage to the Improvements of such nature that the cost of restoring same to their condition prior to the Casualty will, in Seller's reasonable determination, equal or exceed $1,000,000. If, in Seller's reasonable determination, which determination shall be made as promptly as is practicable, the Improvements have sustained Material Damage by a Casualty, Seller may, at its option, terminate this Agreement by delivering written notice to Purchaser on or before Closing, and neither party hereto shall have any further rights or obligations hereunder except the Termination Surviving Obligations. In the event Seller does not so terminate this Agreement, Purchaser may, as its sole option, within fifteen (15) days after delivery of the Casualty Loss Notice, either (a) terminate this Agreement by delivering written notice of same to Seller or (b) waive its right of termination and elect to proceed to close this transaction in accordance with the terms hereof ("Waiver Option").

            Failure of Purchaser to deliver written notice of termination within said fifteen (15) day period shall be conclusively deemed to be an election by Purchaser of the Waiver Option. In the event Seller or Purchaser elects to terminate this Agreement under this Section 9.02, the Deposit shall be returned to Purchaser in accordance with Section 6.04 and thereafter neither party to this Agreement shall thereafter have any further rights or obligations hereunder, except the Termination Surviving Obligations.

            If Purchaser elects the Waiver Option, then, at its option, Seller shall (a) repair the Improvements to substantially their condition prior to such damage, if and to the extent Seller reasonably determines that repairs cannot be delayed until Closing, subject to Section 9.04 or (b) deliver to Purchaser at Closing an amount equal to the insurance deductible and assign to Purchaser all of its rights in the resulting casualty insurance proceeds (but the amount of such deductible plus insurance proceeds shall not exceed the lesser of (i) the cost of repair or (ii) the Purchase Price). In the event Seller assigns insurance proceeds, (A) Purchaser may notify all appropriate insurance companies of its interest in the insurance proceeds, and (B) all casualty insurance proceeds payable as a result of the loss (subject to the limitation herein described) shall be assigned to Purchaser at Closing.

            9.03 Nonmaterial Loss. In the event, in Seller's reasonable determination, the cost of restoration following a Casualty is less than $250,000.00, the rights and obligations of the parties shall not be affected thereby and at its option Seller shall (a) repair the Improvements (subject to Section 9.04) to substantially their condition prior to such damage, if and to the extent Seller reasonably determines that repairs cannot be delayed until Closing, or (b) deliver to Purchaser at Closing an amount equal to the insurance deductible and assign to Purchaser all of its rights in the resulting casualty insurance proceeds (but the amount of such deductible plus insurance proceeds shall not exceed the lesser of (i) the cost of repair or (ii) the Purchase Price). In the event Seller assigns insurance proceeds. (A) Purchaser may notify all appropriate insurance companies of its interest in the insurance proceeds, and (B) all casualty insurance proceeds payable as a result of the loss (subject to the limitation herein described) shall be assigned to Purchaser at Closing.

            9.04 Completion of Repairs. If and to the extent Seller reasonably determines that repairs cannot be delayed until Closing, Seller shall cause such repairs to be performed as promptly as practicable, in a good and workman-like manner and in compliance with applicable laws. Subject to Section 3.04, if Seller is repairing the Property and the repairs cannot be completed by the Closing Date, (i) this transaction shall close on the Closing Date and Seller shall complete the repairs within a reasonable period after Closing, (ii) Seller shall assign the applicable construction contracts and agreements to Purchaser, pay to Purchaser an amount equal to the deductible and assign to Purchaser all of its rights in the resulting casualty insurance proceeds (less amounts expended to date) and cooperate with Purchaser in the transfer of the repair process to Purchaser at Closing and (iii) Purchaser shall release Seller from liability with respect to any repair or replacement activities undertaken by Seller prior to Closing.

            9.05 Postponement of Closing. If, as a result of a Casualty, any determination, election or agreement required by the terms of this Article IX is not made by the Closing Date, the Closing Date shall be extended until ten (10) business days after said determination, election or agreement is made, notwithstanding anything in this Agreement to the contrary.

                                       X.

                                  Miscellaneous

            10.01 Entire Agreement. This Agreement contains the entire agreement of the parties hereto. There are no other agreements, oral or written, and this Agreement can be amended only by written agreement signed by the parties hereto, and by reference, made a part hereof.

            10.02 Agreement Binding on Parties. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto. Purchaser may not assign its rights hereunder without the prior written consent of Seller other than to a wholly-owned subsidiary of Purchaser; provided, however, such assignment shall not relieve Purchaser of its obligations hereunder.

            10.03 Effective Date. The effective date of this Agreement shall be the date first above written.

            10.04 Notice. Any notice, communication, request, reply or advice (collectively, "Notice") provided for or permitted by this Agreement to be made or accepted by either party must be in writing. Notice may, unless otherwise provided herein, be given or served by (i) depositing the same in the United States mail, postage paid, certified, and addressed to the party to be notified, with return receipt requested, (ii) by depositing the same into custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Airborne Express, UPS, Emery or Purolator or (iii) by telecopier with a hard copy to follow. Notice deposited in the mail in the manner described in (i) above shall be effective on the third (3rd) business day after such deposit. Notice delivered pursuant to clause (ii) shall be effective on the first business day after mailing. Notice given by telecopier shall be effective when sent by the notifying party between the hours of 8:00 A.M. and 5:00 P.M. (EST) of any business day with delivery made after such hours to be deemed received the following business day. For the purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

Seller:                 527 Madison Holdings
                        c/o Louis Dreyfus Property Group, Inc.
                        405 Lexington Avenue
                        57th Floor
                        New York, New York  10174
                        Attention:  Jeffrey I. Sussman
                        Phone:      (212)  490-2626
                        Facsimile:  (212)  490-1060

with  a  copy  to:      BATTLE FOWLER
                        75 East 55th Street
                        New York, New York  10022
                        Attention:  Martin L. Edelman, Esq.
                        Phone:      (212)  856-7000
                        Facsimile:  (212)  856-7813

Purchaser:              CORNERSTONE PROPERTIES INC.
                        126 East 56th Street
                        New York, New York  10022
                        Attention:  President
                        Phone:      (212)  605-7100
                        Facsimile:  (212)  605-7199

with copy to:           Shearman & Sterling
                        599 Lexington Avenue
                        New York, New York  10022
                        Attention:  Timothy G. Little, Esq.
                        Phone:      (212) 848-7720
                        Facsimile   (212) 848-7179

The parties hereto shall have the right from time to time to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America by at least five (5) days' written notice to the other party.

            10.05 Time of the Essence. Time is of the essence in all things pertaining to this Agreement, including all times and dates specified herein for performance by either party.

            10.06 Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York.

            10.07 Section Headings. The section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections hereof.

            10.08 Business Days. In the event that any date or any period provided for in this Agreement shall end on a Saturday, Sunday or legal holiday, the applicable date or period shall be extended to the first business day following such Saturday, Sunday or legal holiday.

            10.09 No Recordation. There shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto and any such recordation of this Agreement or memorandum hereof without the prior written consent of Seller shall constitute a willful default hereunder by Purchaser, whereupon this Agreement shall, at the option of Seller, terminate and be of no further force and effect and Seller shall be entitled to pursue all of its rights at law or in equity.

            10.10 Multiple Counterparts. This Agreement may be executed in multiple counterparts (each of which is to be deemed an original for all purposes).

            10.11 Severability. If any provision of this Agreement or application to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

            10.12 Guaranty. From and after the Closing Date, The Louis Dreyfus Property Group, Inc., a Delaware corporation, shall be liable for and hereby guarantees the full and punctual payment of any monetary obligations of Seller hereunder. The provisions of this Section 10.12 shall survive the Closing.

            IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

                            "SELLER"

                            527 MADISON HOLDINGS, a New York
                            general partnership

                            By: 527 Madison Avenue Holdings, Inc.,
                            general partner

                                 By: /s/ Jeffrey I. Sussman
                                     -----------------------------------
                                     Name: Jeffrey I. Sussman
                                     Title: President

                            "PURCHASER"

                            CORNERSTONE PROPERTIES INC., a Nevada
                            corporation

                            By: /s/ John S. Moody
                                -----------------------------------
                                Name: John S. Moody
                                Title: President

                            By: /s/ Rodney C. Dimock
                                -----------------------------------
                                Name: Rodney C. Dimock
                                Title: Executive Vice President

            The undersigned, The Louis Dreyfus Property Group, Inc., a Delaware corporation, joins in the foregoing Agreement for the limited purpose of agreeing to the provisions of Section 10.12 thereof, and agrees that, from and after the Closing Date, Purchaser may assert claims against The Louis Dreyfus Property Group, Inc. as though it were "Seller" under the Agreement.

                            THE LOUIS DREYFUS PROPERTY
                            GROUP, INC.

                            By: /s/ Jeffrey I. Sussman
                                ----------------------
                                Name: Jeffrey I. Sussman
                                Authorized Signatory

                                   EXHIBIT "A"

                                Legal Description

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the southerly side of 54th Street with the easterly side of Madison Avenue;

RUNNING THENCE Southerly along the said easterly side of Madison Avenue, 60 feet 5 inches;

THENCE Easterly parallel with the southerly side of 54th Street and part of the way through a party wall, 80 feet;

THENCE Southerly parallel with the easterly side of Madison Avenue, 40 feet to the center line of the block;

THENCE Easterly along the said center line of the block, 68 feet;

THENCE Northerly parallel with the easterly side of Madison Avenue and part of the way through a party wall, 100 feet 5 inches to the southerly side of 54th Street;

THENCE Westerly along the said southerly side of 54th Street, 148 feet to the point or place of BEGINNING.


                  Premises Address:  527 Madison Avenue, New York City
                  Tax Designation:   Block:  1289  Lot:  52

                                   EXHIBIT "B"

                            List of Excluded Property

Louis Dreyfus Property Group [letterhead]


                                                                January 22, 1997


The following artwork installed at 527 Madison Avenue is not to be included in any sales arrangements:


Mason, Raymond                Barcelona Streetcar
                              1953, bronze 5/8
                              31 1/2" x 49 1/4" x 9"

                              The Crowd
                              1963-68, bronze 1/8
                              6' x 12' x 4'

                              Latin Quarter
                              1987, treated polyester resin 1/9
                              33" x 46" x 27.7"

                                   EXHIBIT "C"

                                Escrow Agreement

                                ESCROW AGREEMENT

            THIS ESCROW AGREEMENT (this "Agreement") made as of the ___ day of January, 1997, by and among 527 MADISON HOLDINGS, a New York general partnership, having an office at 405 Lexington Avenue, New York, New York 10174 ("Seller"), CORNERSTONE PROPERTIES INC., a Nevada corporation, having an office at 126 East 56th Street, New York, New York 10022 ("Purchaser") and BATTLE FOWLER LLP, having an address at 75 East 55th Street, New York, New York 10020 ("Escrow Agent").

                                    RECITALS

            Pursuant to that certain Agreement of Sale and Purchase, dated as of the date hereof, between Seller and Purchaser (the "Contract") and to facilitate the closing and completion of the transactions contemplated thereby, Seller and Purchaser (collectively, the "Parties") hereby nominate constitute and appoint Escrow Agent to hold in escrow the amount of $2,000,000 (the "Escrow"). The Escrow shall be held in escrow and disposed of by Escrow Agent in accordance with the directions contained in the attached Schedule "A" and on the following terms and conditions:

1. Position of Escrow Agent.

            Escrow Agent acts hereunder as a depositary only and is not a party to or bound by any agreement or undertaking which may be evidenced by or arise out of the Escrow deposited with it hereunder, including, without limitation, the Contract, and is not responsible or liable in any manner for the sufficiency of the Escrow and undertakes no responsibility or liability for the form of execution of such items or the identity, authority, title, or rights of any person executing or depositing the Escrow. Escrow Agent shall have the right to represent Seller in any dispute between the Parties with respect to the Contract, the Escrow or otherwise.

2. Liability of Escrow Agent.

            Escrow Agent shall not be liable for any error of judgment or for any act done or omitted by it in good faith nor for any negligence other than gross negligence and willful misconduct, or for any thing which it may do or refrain from doing in connection herewith except to the extent any of the foregoing shall constitute gross negligence or willful misconduct. Escrow Agent shall have the right to rely upon the genuineness of all certificates, notice and instruments delivered to it pursuant hereto, and all the signatures thereto or to any other writing received by Escrow Agent purporting to be signed by Seller or Purchaser and upon the truth of the contents thereof. Before making payment or delivery in accordance with the provisions hereof or otherwise, of any moneys or documents held by Escrow Agent pursuant hereto, Escrow Agent shall have the right, but not the obligation, to require delivery to it of an executed and acknowledged receipt for the subject matter of the delivery to be made by it. If Purchaser delivers a check to Escrow Agent in the amount of the escrow, Escrow Agent shall have no obligation to enforce collection of said check. If the directions set forth in Schedule A require Escrow Agent to deposit said check in an interest bearing account to purchase United States Government Obligations or certificate(s) of deposit with the Escrow and renew same when same come due, Escrow Agent shall make reasonable efforts to keep such funds at interest and to purchase such certificate(s) of deposit and renew same but shall have no liability to the Parties for its failure to do so, except as provided in this Section 2.

3. Disbursement of Escrow.

            (a) As used in this Agreement, a "Final Determination" of the respective rights of the Parties to all or any portion of the Escrow and interest earned thereon shall mean (i) a final order which is binding upon Escrow Agent and the Parties has been entered and finally affirmed on appeal by the highest court before which such review is sought, or has become final by lapse of time or is otherwise not subject to appeal or (ii) a final decision has been rendered by an arbitrator pursuant to binding arbitration acceptable to the Parties, in either case establishing the rights of the Parties with respect to the Escrow and any interest earned thereon. Escrow Agent may rely on a certification by one of the Parties stating that a Final Determination has been rendered, which statement shall be accompanied by a written opinion of such Party's counsel to the effect that a Final Determination has been rendered.

            (b) Escrow Agent shall continue to hold the Escrow until such time as the Escrow Agent shall have received (1) a joint written direction executed by the Parties or (2) a Final Determination with respect to all or such portion of the Escrow, and interest earned thereon. Escrow Agent shall then distribute all or such portion of the Escrow and interest earned thereon as directed by such joint direction or Final Determination, as the case may be.

            (c) Notwithstanding any provision hereof to the contrary, Escrow Agent shall have the right at any time to file a suit in interpleader, and/or deposit the Escrow in a court of competent jurisdiction, and in either such case, it shall thereupon be fully released and discharged from all further obligations to perform any and all duties or obligations imposed upon it by this Agreement.

4. Indemnification.

            Seller and Purchaser shall be jointly and severally liable for all costs, damages, judgments and expenses, including reasonable attorneys' fees and disbursements, to Escrow Agent and its counsel, suffered or incurred by Escrow Agent in connection with or arising out of this Agreement, including, but without limiting the generality of the foregoing, a suit in interpleader brought by Escrow Agent and the costs and expenses of defending against any claim or liability arising out of or related to this Agreement. Escrow Agent shall have a first lien on the Escrow for any costs, liability, expenses or fees it may incur.

5. Notices.

            All notices under this Agreement shall be in writing and shall be
(i) delivered personally with receipt acknowledged, (ii) sent by prepaid registered or certified mail, return receipt requested, (iii) sent by prepaid overnight delivery service, or (iv) sent by telecopy or other facsimile transmission (followed by hard copies sent by method (i), (ii) or (iii) above), addressed as set forth below, or as the Parties or Escrow Agent shall otherwise have given notice as herein provided.

            All notices shall be deemed given when actually received or when proper delivery is refused by the party to whom the same are directed (except if method (ii) is used, notices shall be deemed delivered five (5) days after mailing). Any notice required to be sent under the terms of this Agreement shall be sent as follows:

            (a)   If to Seller, to it at the address first above written, Attn:
                  Jeffrey I. Sussman, with a copy to Escrow Agent;

            (b)   If to Purchaser, to it at the address first above written,
                  Attention: John Moody, with a copy to:

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, New York  10022
                  Attention: Timothy G. Little, Esq.; and

            (c)   If to Escrow Agent, to it at the address first above written,
                  Attn: Robert J. Wertheimer.

Attorneys for Seller and Purchaser may give and receive notices with the same effect as if such notice was given or received to or by the party represented by such attorney. A party may by notice select alternate parties to receive notices hereunder; such change shall be effective ten (10) days after receipt of such change in this notice provision.

6. Modification.

            Escrow Agent shall not be bound by any modification of this Agreement or any agreement incorporated by reference herein, unless there is delivered to Escrow Agent a written modification signed by the Parties. Not such modification shall, without the consent of Escrow Agent, modify the provisions of this Agreement relating to the duties, obligations or rights of Escrow Agent.

7. Taxpayer Identification Number.

            Each party hereto, except Escrow Agent, shall provided Escrow Agent with their taxpayer identification number ("TIN") as assigned by the Internal Revenue Service. All interest or other income earned under this Agreement shall be allocated and paid as provided herein and reported by the recipient to the Internal Revenue Service as having been so allocated and paid.

8. Controlling Law/Assignment.

            This Agreement shall be construed in accordance with and governed by the laws of the State of New York and shall be binding upon Escrow Agent and the Parties and their respective successors and assignees; provided, however, that any assignment or transfer by either of the Parties of their respective rights under this Agreement shall be void as against Escrow Agent unless (a) a written notice hereof shall be given to Escrow Agent and (b) the assignee or transferee shall agree in writing to be bound by the provision of this Agreement.

            IN WITNESS WHEREOF, the Parties have hereunto set their hands and seals as of the day and year first appearing above.

                            SELLER:

                            527 Madison Holdings, Inc.

                            By: 527 Madison Avenue Holdings, Inc.

                                 By: /s/ Jeffrey I. Sussman
                                     -----------------------------------
                                     Name: Jeffrey I. Sussman
                                     Title: President

                            PURCHASER:

                            Cornerstone Properties Inc.

                            By: /s/ John S. Moody
                                -----------------------------------
                                Name: John S. Moody
                                Title: President

                            By: /s/ Rodney C. Dimock
                                -----------------------------------
                                Name: Rodney C. Dimock
                                Title: Executive Vice President


AGREED TO AND ACCEPTED this
22nd day of January, 1997

BATTLE FOWLER LLP,
as Escrow Agent

By: /s/ Robert J. Wertheimer
    -------------------------
    Robert J. Wertheimer
    a partner

                                   Schedule A

                                  Instructions

1. Escrow Agent shall deposit the Escrow in an interest bearing escrow account at Chase Manhattan Bank in New York City.

2. On the date of the closing of title under the Contract, the Parties shall jointly instruct Escrow Agent to deliver to Seller the Escrow together with all interest earned thereon ("Interest"). If the Closing under the Contract does not occur and Purchaser in entitled to a refund of the Escrow pursuant to the terms thereof, then the Parties shall jointly instruct the Escrow Agent to deliver the Escrow and the Interest to Purchaser. If the Closing under the Contract does not occur and Seller is entitled to retain the Escrow pursuant to the terms thereof, then the Parties shall jointly instruct the Escrow Agent to deliver the Escrow and the interest to Seller. To the extent that Seller is entitled to be indemnified by Purchaser for any losses, costs or expenses (collectively, the "Indemnified Expenses") pursuant to Section 3.03(b) of the Contract, then, in addition to Seller's right to seek reimbursement and/or indemnification directly from Purchaser for such Indemnified Expenses, and at Seller's election, the Parties shall jointly instruct Escrow Agent to deliver to Seller all or a portion of such Escrow and Interest to pay Indemnified Expenses.

3.    Seller's Taxpayer Identification Number is: 22-2727750.

4.    Purchaser's Taxpayer Identification Number is: 74-2170858.

                                   EXHIBIT "D"

                        Documents for Purchaser's Review

                                    EXHIBIT D

                         DOCUMENTS FOR PURCHASERS REVIEW

                                January 22, 1997

RE: 527 Madison Avenue, New York, NY

The Documents For Purchaser's Review submitted by Louis Dreyfus Property Group ("Seller") to Cornerstone Properties, Inc. ("Purchaser") are listed below. In addition, there are various statements noted below which were submitted in writing by Seller, and which Purchaser is assuming to be true and accurate information.

TENANT INFORMATION:

1. Copy of all leases, amendments and sublease agreements - listed as follows:

      - Lease dated July 31, 1992 between 527 Madison Holdings and 527 Madison Holdings.

      - Lease dated April 1, 1989 between 527 Madison Holdings and The Bank for Foreign Economic Affairs of the USSR.
      a)    First Amendment to lease dated April 5, 1994
      b)    Second Amendment to lease dated January 10, 1995
      c)    Third Amendment to lease dated July 12, 1995
      d)    Fourth Amendment to lease dated June 12, 1996

      - Lease dated September 27, 1996 between 527 Madison Holdings and Capital Properties Associates, L.P.

      - Lease dated August 1, 1988 between 527 Madison Holdings and The Gap,
      Inc.
      a)    First Amendment to lease dated August 1, 1988

      - Lease dated September 30, 1988 between 527 Madison Holdings and Genex New York Inc.
      a) First 527 Madison Holdings Lease Amendment Agreement dated January 9, 1989
      b)    Second 527 Madison Holdings Lease Amendment Agreement dated May 28,
            1991
      c) Third 527 Madison Holdings Lease Amendment Agreement dated December 31, 1991
      d) Fourth 527 Madison Holdings Lease Amendment Agreement and Consent to Assignment to Tokyo General U.S.A. dated June 12, 1996
      e)    Guaranty of lease effective January 1, 1997 by Tokyo General
            Corporation

      - Lease dated September 19, 1988 between 527 Madison Holdings and Hill Samuel New York, Inc.

      a)    Amendment to lease dated October 31, 1989
      b) Consent to sublease to Lovell White Durrant dated February 14, 1992 (sublease dated January 27, 1992)
      c) Consent to sublease to Shattuck Hamond Partners Inc. dated May 10, 1993 (sublease dated May 5, 1993)
      d) Consent to sub-sublease to between Shattuck Hammond Partners, Inc. to Enzo Biochem, Ind. dated July 23, 1996 (sub-sublease dated April
            1996)

      - Lease dated January 31, 1995 between 527 Madison Holdings and Icatu Securities, Inc.

      - Lease dated March 4, 1993 between 527 Madison Holdings and Kastle New York Limited Partnership d/b/a Kastle Systems.

      a)    First Amendment to lease dated October 11, 1995.

      - Lease dated September 3, 1992 between 527 Madison Holdings and LTCB Latin America, Inc.
      a) Consent to sublease to Exanc, Inc. dated September 30, 1996 (sublease dated September 9, 1996).

      -Lease dated May 25, 1988 between 527 Madison Holdings and The Mitsubishi Bank Ltd.
      a) Assignment of Office Lease with Covenant Assuming Obligations of Lease by The Mitsubishi Bank Ltd. to Mitsubishi Capital Inc. dated September 15, 1988.
      b)    Amendment Agreement dated October 30, 1989.
      c) Consent to sublease to W P. Stewart & Co., Inc. dated June 29, 1994 (sublease dated May 29, 1994).

      - Lease dated November 1, 1987 between 527 Madison Holdings and New York Parking 54th St. Corp.
      a)    Letter of Amendment to Lease dated April 30, 1991.
      b)    Second Amendment to lease dated March 15, 1994.

      - Lease dated May 30, 1995 between 527 Madison Holdings and Pactual Capital Corporation.

      - Lease dated February 19, 1993 between 527 Madison Holdings and Security Asset Management, Inc.
      a) First 527 Madison Holdings Lease Amendment Agreement dated March 14, 1995.

      - Lease dated June 30, 1987 between 527 Madison Holdings and Sibson & Company.
      a)    First Amendment to lease dated August 1989.

      - Lease dated January 19, 1988 between 527 Madison Holdings and Aramco Services Company.
      a) Assignment of lease by Aramco Service Company to Saudi Petroleum International, Inc. dated April 28, 1988.
      b)    First Amendment to lease dated October 17, 1988.
      c)    Second Amendment to lease dated March 15, 1989.

      d)    Third Amendment to lease dated February 28, 1992.

      - Lease dated February 24, 1987 between 527 Madison Holdings and The Solomon R. Guggenheim Foundation.
      a)    First Amendment to lease dated May 2, 1996.

      - Lease dated February 24, 1987 between 527 Madison Holdings and The Solomon R. Guggenheim Foundation.
      a)    First Amendment to lease dated May 2, 1996.

      - Lease dated April 25, 1986 between 527 Madison Holdings and The Sumitomo Trust & Banking Co., Ltd. covering 2nd and 3rd floors.
      a) Supplement Lease Agreement dated May 28, 1986 among 527 Madison Holdings, E&W Development, U.S.A., Inc and The Sumitomo Trust & Banking Co., Ltd.
      b) First Amendment to lease dated December 31, 1991 (adding the 8th floor).

      - Lease dated April 25, 1986 between 527 Madison Holdings and The Sumitomo Trust and Banking Co., Ltd., covering the 4th Floor.
      a) Assignment of Lease to The Sumitomo Trust & Banking Co. (U.S.A.) dated September 21, 1987.

      - Lease dated April 25, 1986 between 527 Madison Holdings and E&W Development U.S.A., Inc., covering the 5th and 6th Floors.
      a) First Amendment to lease dated November 1, 1987 (adding the 7th floor).
      b) Assignment of lease by E&W Development U.S.A., Inc. to The Sumitomo Trust & Banking Co., Ltd. dated March 31, 1993.
      c) Assignment of 5th floor lease by The Sumitomo Trust & Banking Co., Ltd. to Sumitomo Trust & Banking Co. (U.S.A.) dated March 31, 1993.

      - Lease dated June 18, 1987 between 527 Madison Holdings and Printon Kane Capital Corp.
      a) Assignment and Assumption Agreement between Printon Kane Capital Corp. and MIC Consulting, Inc. dated April 17, 1990.

      - Lease dated August 24, 1987 between 527 Madison Holdings and W.P. Stewart & Co., Inc.
      a)    First Amendment to lease dated May 19, 1994.
      b)    Second Amendment to lease dated June 7, 1996.
      c)    Third Amendment to lease dated August 31, 1996.
      d)    Letter of amendment to third amendment dated September 13, 1996.
      e)    Letter of agreement dated November 20, 1996.

2. Copy of area book showing floor by floor area calculations and detailed lease abstracts.

3.    Master rent roll date January 1, 1997 & January 21, 1997.

4.    Aged accounts receivable reports for December 1995 through December 1996.

5.    Aged accounts receivable reports as of January 20, 1997 and January 21,
      1997.

6.    Schedule of tenant security deposits.

7.    Broker's Agreement for Saudi Petroleum and Genex New York (Tokyo General).

OPERATIONS

1.    Complete 1997 budget.

2.    Audited financials from 1991 to 1995.

3. Audited operating expenses and real estate taxes for 1994 and 1995 with tenant escalation billing and worksheets.

4.    Real estate tax bills for last 3 years. 1994/1995; 1995/1996; 1996/1997.

5. Letter from tax lawyer Hubert Brandt concerning real estate tax protests, dated January 17, 1997.

6. We (Seller) have received a tax refund for 1993/1994 tax year in the amount of $119,759.14. We (Seller) will apply this refund to the tenants in the form of a credit in February. The exact net refund to the tenants is not available at this time.

7.    Variance report: 1995 and YTD November 1996.

8.    Con Edison monthly electric bills from 12/05/94 to 1/03/97

9. Capital expenditures status report/recently completed capital expenditures report: both dated January 17, 1997 (details any TI, commissions and capital projects outstanding).

SERVICE CONTRACTS:

List of service contracts (copies not provided as of January 22, 1997).

OTHER:

1. There are no obligations remaining to the City since the development of the project.

2.    Items not provided include:
      - general ledger (available for Purchaser's review in Seller's office).
      - tenant rent invoices.

      - correspondence regarding tenant audits or tenants seeking relief (no such conditions exist).
      - accounts payable (no outstanding bills exist).
      - schedule of litigation (no legal issues exist).
      - information on each tenant (verbal descriptions provided).

3. Floor 26 - Long Term Credit Bank: Tenant had the right to terminate 12/1/97 with prior written notice to landlord by 11/30/96 which was not exercised. LTCB subleased their space 10/1/96 to EXANE with a 11/29/2000 expiration date (essentially coterminous with the LTCB lease). Further, EXANE's rental rate is equal to LTCB's, being $241,206 per annum. We (Seller) have not received any expression from LTCB to cancel their lease.

4. HVAC Amortization: If you (Purchaser) examine our (Seller) 1997 budget, under HVAC repair (line 9000 Amortization) there is an amount for $28,020. This represents an HVAC capital repair (condenser water branch pipe replacement) which will be amortized over three years. This is placed in expenses so that it may be part of the recoverable operating expenses, yet does not represent an actual disbursement of cash. For simplicity, our (Seller) budgets carry amortization forward at CPI in future years. The information I (Purchaser) sent ESG had this amortization removed to reflect a true cash expense. The 1997 budget which you (Purchaser) now have does not deduct any amortization.

      The capital cost is shown in the 1997 budget under capital (see Capital spreadsheet $72,360). However, this project has been paid for, completed and should no longer be considered a reduction of cash flow.

5. Hokkaido Termination: You (Purchaser) should treat the lease as in effect. Rather than negotiate a price reduction based on their early termination, we (Seller) are prepared to cover their lease obligation until the contractual expiration of 11/24/97. If the space is relet prior to 11/24/97, any rental income generated would be used to offset our (Seller) obligation to cover Hokkaido rental payments.

6. Saudi Petroleum Right of First Offer: I (Seller) am faxing pages 9 & 10 of the Third Amendment of Lease, dated February 28, 1992 and a letter of correspondence notifying Saudi Petroleum of the availability of the 24th floor. Following the notification on October 28, 1993, Saudi Petroleum had 15 days to deliver written acceptance of the space which never occurred. Subsequently, the 24th floor was subleased by Mitsubishi to W. P. Stewart May 29, 1994. Saudi Petroleum's right of first offer was only on the first occasion that the 24th floor became available and therefore has expired.

7. Regarding Sumitomo, they have trading operations on the 24th floor and part of the 4th.

8.    Parking rates are as follows:

      1/2 hour: $16.91    1 hour: $20.30    2 hours:  $24.52  3 hours:  $28.75
      daily: $32.98   monthly: $526.34 (all of the above exclude the 18.25% tax)

9. Listing of personal property: building office, shop equipment and art work (list provided by 527 Madison Avenue management office January 21, 1997).

10. Please note that the lease abstract for Genex New York (Tokyo General) indicated their right of first offer expired. Under their recent lease renewal, Tokyo General still has a one time option on Suite 1200.

                                   EXHIBIT "E"

                               Leasing Commissions

Louis Dreyfus Property Group letterhead


                                          January 22, 1997

Attached are the broker agreements on file for the following tenants which have either rights of first offer for expansion space or options to renew. Leasing commission on such transactions may be payable to the original broker.

Saudi Petroleum:  option to renew and right of first offer

Genex New York (Tokyo General):  right of first offer

                                   EXHIBIT "F"

                              Tenant Delinquencies

                  [To be provided upon request to the Company.]

                                   EXHIBIT "G"

                                    Rent Roll

                  [To be provided upon request to the Company.]

                                   EXHIBIT "H"

                             Form of Tenant Estoppel

To:   Cornerstone Properties Inc. ("Buyer")
                  and
      The Louis Dreyfus Property Group
      ("Landlord")

Re:   527 Madison Avenue (the "Property")
      New York, New York

            The undersigned __________, a __________ ("Tenant") is the tenant under that certain lease dated __________ (the "Lease"), which Lease shall include the amendments, if any, referred to below, by and between Tenant and Landlord, covering premises commonly known as Suite ___ in the Property (the "Lease Premises"). Tenant hereby certifies to the following as of the date hereof:

      1. Tenant is the tenant under the Lease demising the Leased Premises. The term of the Lease commenced on __________ and will expire on __________.

      2.    Tenant certifies to Buyer that:

      a. the Lease is in full force and effect and has not been cancelled, modified, assigned, extended or amended except as follows:
            _____________________________________
            _____________________________________
            _____________________________________

      b. Tenant is not aware of any renewal, extension or expansion option, right of first offer or right of first refusal or other similar right to renew or extend the term of the Lease or expand the property demised thereunder except as may be expressly set forth herein or in the Lease;

      c. the current monthly rent for the Lease Premises as of __________ is $__________ and has been paid through __________;

      d. the total current additional/escalation rent for common area maintenance, real estate taxes, insurance and the like (all charges other than fixed rent) as of __________ is $__________ and is payable monthly;

      e. Tenant is not in arrears on any rent or other material charges payable by Tenant under the Lease;

      f. Tenant has accepted and is occupying the Leased Premises, and the Leased Premises have been completed by Landlord as required by the Lease without defect;

      g. the Lease has been neither assigned nor any portion of the Leased Premises subleased by Tenant except as follows:
            _____________________________________
            _____________________________________
            _____________________________________

      h. (i) Landlord has performed all of Landlord's obligations under the Lease to be performed by Landlord as of the date hereof, (ii) Landlord is not in default under the Lease, and (iii) no event has occurred which, with the giving of notice or the passage of time, or both, could result in a default by Landlord;

      i. Tenant has no existing defenses, offsets, deductions, liens, claims or credits against the rentals under the Lease or against the enforcement of the Lease by Landlord;

      j. there exists no default on the part of Tenant nor state of facts which, with the giving of notice or the passage of time, or both, could result in a default by Tenant;

      k. All contributions, if any, required to be paid by Landlord under the Lease to date for improvements to the Leased Premises have been paid;

      l. Tenant has paid a security deposit in the amount of $__________, on which no interest is payable;

      m. Tenant has been given the right to utilize ___ parking spaces in the parking garage on the Property and is paying for such spaces at the monthly rate of $__________; and

      n. Tenant has no option or right to purchase all or any part of the Leased Premises or the Property.

      3. This certification is made to induce Buyer to acquire the Property of which the Leased Premises are part. Tenant further acknowledges and agrees that the addressees hereof and their respective successors and assigns and the holder of any mortgage at any time encumbering the Property from and after the date of this Tenant Estoppel Certificate shall have the right to rely on this Tenant Estoppel Certificate.

      4. Tenant acknowledges that in connection with the sale of the Property by Landlord to Buyer all of the interest of the Landlord in and to the Lease will be duly assigned to Buyer and that, after notice from Landlord and Buyer, all rent payments under the Lease shall be paid to Buyer or its authorized agent, from and after the date of sale.

      5. The undersigned is authorized to execute this Tenant Estoppel Certificate on behalf of Tenant.

      Dated this ___ day of __________, 1996.

                              _________________________


                              By:______________________
                              Name:____________________
                              Title:___________________

                                  EXHIBIT "I "

                            Tax Reduction Proceedings

                     Peter H. & Hubert J. Brandt letterhead

                                                January 17, 1997

Louis Dreyfus Property Group
24 Richmond Hill Avenue
Stamford, Connecticut  06903
Attn:  Mr. Thomas Gallagher

                  Re:   527-31 Madison Avenue, Manhattan
                        Block 1289 Lot 52

Dear Mr. Gallagher:

      In response to your request, the following is a brief status report with respect to proceedings challenging the assessed valuation of the above property.

      The last disposition with respect to these protests was made in 1994 wherein the matter was settled before the Tax Commission of the City of New York. 1993/94 was reduced from an actual assessment of $25,020,495 to $22,500,000 and 1994/95 was reduced from an actual assessment of $21,375,000 to $21,000,000. The 1994/95 reduction was made on the final tax roll and tax bills for the year were predicated on the reduced assessment; the refund with respect to the reduction in the 1993/94 tax year was received and disbursed to you on January 6, 1997 in the net amount, after payment of our fee, of $119,759.14.

      Judicial proceedings are pending with respect to the 1995/96 and 1996/97 assessed valuations, each of which presently stands at $21,150,000. The Real Estate Tax Audit Report Form prescribed by Court rules to advance these matters to the judicial calendar for disposition was filed in August, 1996. We are awaiting review of that submission by the Office of the Corporation Counsel of the City of New York after which we will engage in pre-trial settlement negotiations. We will, of course, keep you apprised of the progress of that prosecution.

      The 1997/98 tentative assessment roll was published by the City of New York on January 15th, fixing the value at an actual total assessment of $21,150,000, with a transitional assessment of $21,390,000. The application for correction of this tentative assessment has been prepared and was mailed yesterday. The income and expense schedule which is to be filed with the application was transmitted in December 1996. The deadline for filing the application is March 3rd.

      We trust this satisfies your request. Should you require any additional information, please do not hesitate to call.

                                Very truly yours,

                                /s/
                                PETER H. & HUBERT J. BRANDT

RAS:jr